Free Writing Prospectus

Filed on January 26, 2010

Pursuant to Rule 433

Registration No. 333-146701


The Depositor has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Depositor has filed with the SEC for more complete information about the Depositor and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Depositor, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-503-4611 or by mail from Deutsche Bank Securities Inc., 100 Plaza One, Floor 2, Jersey City, New Jersey 07311-3901, or by email at prospectusrequest@list.db.com.